UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

April 30, 2010

MMAX Media, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-53574	20-4959207
(Commission File Number)	(IRS Employer Identification No.)

4600 Greenville Ave., Suite 240, Dallas, TX  75206
(Address of Principal Executive Offices)      (Zip Code)

(972) 719-0170
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On May 6, 2010, the Company entered into a Consulting Agreement with Robert Dalton, of Rancho Santa Fe, California, which requires the Company to issue 120,000 shares of restricted common stock to Mr. Dalton for business consulting services related to our television program distribution efforts, as well as general business introductions and advice, as requested by the Company.  The Consulting Agreement with Mr. Dalton contains customary provisions for a one year independent contractor relationship, including non-disclosure obligations and mutual indemnification provisions.  Mr. Dalton is not permitted to contractually obligate or bind MMAX Media, Inc., and all business opportunities presented by the contractor must be approved and passed upon by our Board of Directors or executive officer prior to implementation or contract.

Also, on May 6, 2010, the Company entered into a Consulting Agreement with Brasiana Services, Inc., which requires the Company to issue 25,000 shares of restricted common stock to Brasiana for business consulting services.  The Consulting Agreement contains customary provisions for a one year independent contractor relationship.  Brasiana is not permitted to contractually obligate or bind MMAX Media, Inc., which must approve all recommendations presented by the consultant.

Item 1.02  Termination of Definitive Material Agreement.

The Engagement Agreement previously entered into between the Company and Mr. Larry Biggs on February 1, 2010, has been terminated by the mutual agreement of the parties.  The Company has agreed to accept the resignation of Mr. Biggs from his executive positions with the Company and has accepted his resignation from the Board of Directors.  The parties have agreed that Mr. Biggs will transfer, via an assignment of stock, a percentage of his shareholdings in the Company to a new executive officer upon the selection and installation of a candidate to the positions.  The Company does not anticipate that the resignation of Mr. Biggs from his position will result in the cancellation of any of the common shares held by Mr. Biggs, but rather transfer of a percentage of the ownership to a new officer and director in the future. Mr. Biggs will continue to act as a consultant to the Company and to introduce opportunities to the Company.  There is no disagreement between the parties and the contract has been terminated by mutual agreement so that Mr. Biggs may pursue other opportunities.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective April 30th, 2010, Larry Biggs resigned his position as Chief Executive Officer and as a member of the Board of Directors from MMAX Media, Inc. (“the Company”).  Mr. Biggs resigned for personal reasons and has no disputes or disagreements with the Company.  On May 6, 2010, the Board accepted the resignation of Larry Biggs as Chief Executive Officer and as a member of the Board of Directors.

As part of the change in positions, Mr. Tommy Habeeb, our President and Member of the Board of Directors, has assumed the title of Chief Executive Officer (“CEO”) of the Company and has been appointed as Chairman of the Board due to the vacancy.  Mr. Habeeb will relinquish his title of “President” as part of the change, with this position now being vacant.  Mr. Habeeb will continue as the Company’s sole officer under the title “CEO” until interim appointments are made or until an annual meeting of shareholders is held which requires an election of officers and directors.

Item 8.01  Other Events.

Effective as of May 6th, 2010, the Company has relocated its executive offices to the principal offices of its Chief Executive Officer and Chairman of the Board, Mr. Tommy Habeeb.  The new address is: MMAX MEDIA, INC., c/o Tommy Habeeb, 4600 Greenville Ave., Suite 240, Dallas, TX 75206.  This change in address will not affect our operations as we have already been utilizing the facilities of Mr. Habeeb for post-production work on our television programming and storage of our intellectual property and video assets.  This move simply represents a consolidation of existing MMAX Media, Inc., operations into Mr. Habeeb’s existing facilities where we have already been operating.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMAX MEDIA, INC.
Registrant

/s/ Tommy Habeeb
By: Tommy Habeeb
Its: CEO, Director

Dated: May 6, 2010